Exhibit 99(b)

UNITED STATES OF AMERICA DEPARTMENT OF THE TREASURY COMPTROLLER OF THE CURRENCY

#2016-055

In the Matter of: Wells Fargo Bank, N.A. Sioux Falls, South Dakota	) ) ) ) ) )	AA-EC-2016-30

CONSENT ORDER FOR A CIVIL MONEY PENALTY

The Comptroller of the Currency of the United States of America (“Comptroller”), through his national bank examiners and other staff of the Office of the Comptroller of the Currency (“OCC”), conducted an examination of Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”). The OCC identified deficiencies in the Bank’s practices that resulted in violations of Consent Order, AA-EC-11-19, dated April 13, 2011 (“2011 Consent Order”), between the Comptroller and the Bank and has informed the Bank of the findings resulting from the examination.
The Bank, by and through its duly elected and acting Board of Directors, has executed a Stipulation and Consent to the Issuance of an Order for a Civil Money Penalty, dated May 24, 2016, that is accepted by the Comptroller (“Stipulation”). By this Stipulation, which is incorporated herein by reference, the Bank has consented to the issuance of this Consent Order for a Civil Money Penalty (“Order”) by the Comptroller.

1

ARTICLE I COMPTROLLER’S FINDINGS
The Comptroller finds, and the Bank neither admits nor denies, the following:

(1)The Bank violated the 2011 Consent Order from October 1, 2014, through August 31, 2015, by failing to achieve compliance in a timely manner with the 2011 Consent Order as detailed in the June 16, 2015 Amended Consent Order (“2015 ACO”).
(2)On May 24, 2016, the Comptroller terminated the 2011 Consent Order, the Amendment to the Consent Order dated February 28, 2013, and 2015 ACO, having found that the Bank had satisfied all requirements of the 2015 ACO as of August 31, 2015.
(3)Between December 1, 2011, and March 31, 2015, the Bank identified 84,480 active accounts for which a Payment Change Notice (“PCN”) was or should have been filed.
(4)Of the 84,480 active accounts, there were 54,837 for which the Bank filed an untimely PCN or missed filing a PCN altogether. Of the 54,837 active accounts, 42,756 accounts had an increase in the payments associated with the untimely filed or missed PCN.

(5)	The Bank’s untimely and missed PCN filing practices described in Paragraphs (3)

– (4) of this Article did not comply with Bankruptcy Rules, required the Bank to undertake operational enhancements to achieve compliance, and were unsafe and unsound practices. These practices also resulted in a settlement with the United States Trustee Program in the case In re Ernestine C.J. Greene, Case No. 11-33377 (Bankr. D. Md.) on November 19, 2015.
(6)Between March 2013 through October 2014, the Bank made escrow calculation errors in 76,720 accounts due to an error in a proprietary loan decisioning software tool.

(7)The escrow calculation errors led to escrow overages in 29% of the loan population and escrow shortages in 67% of the loan population. The escrow calculation errors also led to approximately 184 incorrect loan modification denials.
(8)The Bank’s escrow calculation errors described in Paragraphs (6) – (8) of this Article required the Bank to undertake operational enhancements to achieve compliance, and were unsafe and unsound practices. The Bank has since corrected the borrower escrow calculations and has provided, or is in the process of offering, remediation to borrowers who had received an incorrect loan modification denial.
ARTICLE II

ORDER FOR A CIVIL MONEY PENALTY

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, 12 U.S.C.

§ 1818(i), the Comptroller orders, and the Bank consents to the following:

(1)The Bank shall make payment of a civil money penalty in the total amount of seventy million dollars ($70,000,000), which shall be paid upon the execution of this Order:
(a)If a check is the selected method of payment, the check shall be made payable to the Treasurer of the United States and shall be delivered to: Comptroller of the Currency, P.O. Box 979012, St. Louis, Missouri 63197-9000.
(b)If a wire transfer is the selected method of payment, it shall be sent in accordance with instructions provided by the Comptroller.
(c)The docket number of this case (AA-EC-2016-30) shall be entered on the payment document or wire confirmation and a photocopy of the payment document or confirmation of the wire transfer shall be sent immediately, by overnight delivery, to the Director of Enforcement and Compliance, Office of the Comptroller of the Currency, 400 7th Street, S.W., Washington, D.C. 20219.
(2)This Order shall be enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to 12 U.S.C.
§ 1818(h) and (i).

ARTICLE III OTHER PROVISIONS
(1)This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(i)(2), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(2)This Order constitutes a settlement of the civil money penalty proceeding against the Bank contemplated by the Comptroller, based on the practices and violations of law described in the Comptroller’s Findings set forth in Article I of this Order. The Comptroller releases and discharges the Bank and its subsidiaries from all potential liability for a civil money penalty that has been or might have been asserted by the Comptroller based on the practices and violations described in Article I of this Order, to the extent known to the Comptroller as of the effective date of this Order. Nothing in the Stipulation or this Order, however, shall prevent the Comptroller from:

(a)	instituting enforcement actions other than a civil money penalty against the Bank based on the findings set forth in Article I of this Order;

(b)	instituting enforcement actions against the Bank based on any other findings;

(c)	instituting enforcement actions against the Bank’s institution-affiliated parties based on the findings set forth in Article I of this Order, or any other findings; or

(d)
utilizing the findings set forth in Article I of this Order in future enforcement actions against the Bank or its institution-affiliated parties to establish a pattern or the continuation of a pattern.

Further, nothing in the Stipulation or this Order shall affect any right of the Comptroller to determine and ensure compliance with the terms and provisions of the Stipulation or this Order.
(3)The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this _ 24_ day of May, 2016.

    /s/      Greg J. Coleman Deputy Comptroller Large Bank Supervision

UNITED STATES OF AMERICA DEPARTMENT OF THE TREASURY COMPTROLLER OF THE CURRENCY

In the Matter of: Wells Fargo Bank, N.A. Sioux Falls, South Dakota	) ) ) ) ) )	AA-EC-2016-30

STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER FOR A CIVIL MONEY PENALTY

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), based upon information derived from the exercise of his regulatory and supervisory responsibilities, intends to initiate a civil money penalty proceeding against Wells Fargo Bank, N.A., Sioux Falls, South Dakota (“Bank”), pursuant to 12 U.S.C. § 1818(i), for the Bank’s violation of Consent Order, AA-EC-11-19, dated April 13, 2011, (“2011 Consent Order”), between the Comptroller and the Bank.
WHEREAS, in the interest of cooperation and to avoid additional costs associated with administrative and judicial proceedings with respect to the above matter, the Bank, through its duly elected and acting Board of Directors, has agreed to execute this Stipulation and Consent to the Issuance of a Consent Order for a Civil Money Penalty (“Stipulation”), that is accepted by the Comptroller, through his duly authorized representative;
NOW, THEREFORE, in consideration of the above premises, it is stipulated by the

Bank that:

ARTICLE I JURISDICTION
(1)The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.
(2)The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).
(3)The Bank is an “insured depository institution” within the meaning of 12 U.S.C. §§ 1813(c) and 1818(b)(1).
ARTICLE II CONSENT
(1)The Bank, without admitting or denying any wrongdoing, consents and agrees to issuance of the accompanying Consent Order for a Civil Money Penalty (“Consent Order”) by the Comptroller.
(2)The Bank consents and agrees that the Consent Order shall be deemed an “order issued with the consent of the depository institution” pursuant to 12 U.S.C. § 1818(h)(2), and consents and agrees that the Consent Order shall become effective upon its execution by the Comptroller through his authorized representative, and shall be fully enforceable by the Comptroller pursuant to 12 U.S.C. § 1818(i).
(3)Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(4)The Bank declares that no separate promise or inducement of any kind has been made by the Comptroller, or by his agents or employees, to cause or induce the Bank to consent to the issuance of the Consent Order and/or execute this Stipulation.
(5)The Bank expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the United States Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.
(6)The Consent Order constitutes a settlement of the civil money penalty proceeding against the Bank and its subsidiaries contemplated by the Comptroller, based on the practices and violations of law described in the Comptroller’s Findings set forth in Article I of the Consent Order. The Comptroller releases and discharges the Bank from all potential liability for a civil money penalty that has been or might have been asserted by the Comptroller based on the practices and violations described in Article I of the Consent Order, to the extent known to the Comptroller as of the effective date of the Consent Order. Nothing in this Stipulation or the Consent Order, however, shall prevent the Comptroller from:
(a)instituting enforcement actions other than a civil money penalty against the Bank based on the findings set forth in Article I of the Consent Order;
(b)instituting enforcement actions against the Bank based on any other findings;
(c)instituting enforcement actions against the Bank’s institution-affiliated parties based on the findings set forth in Article I of the Consent Order, or any other findings; or

(d)utilizing the findings set forth in Article I of the Consent Order in future enforcement actions against the Bank or its institution-affiliated parties to establish a pattern or the continuation of a pattern.
Further, nothing in this Stipulation or the Consent Order shall affect any right of the Comptroller to determine and ensure compliance with the terms and provisions of this Stipulation or the Consent Order.
ARTICLE III WAIVERS
(1)The Bank, by executing this Stipulation and consenting to the Consent Order, waives:
(a)Any and all rights to the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(i);
(b)Any and all procedural rights available in connection with the issuance of the Consent Order;
(c)Any and all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i), 12 C.F.R. Part 19;
(d)Any and all rights to seek any type of administrative or judicial review of the Consent Order;
(e)Any and all claims for fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act,
5 U.S.C. § 504 and 28 U.S.C. § 2412;

(f)Any and all rights to assert this proceeding, this Stipulation, consent to the issuance of the Consent Order, and/or the issuance of the Consent Order, as the basis for a claim of double jeopardy in any pending or future proceeding brought by the United States Department of Justice or any other governmental entity; and
(g)Any and all rights to challenge or contest the validity of the Consent Order.
ARTICLE IV CLOSING
(1)The provisions of this Stipulation and the Consent Order shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.
(2)Nothing in this Stipulation or the Consent Order shall preclude any proceedings brought by the Comptroller to enforce the terms of the Consent Order, and nothing in this Stipulation or the Consent Order constitutes, nor shall the Bank contend that it constitutes, a release, discharge, compromise, settlement, dismissal, or resolution of any actions, or in any way affects any actions that may be or have been brought by any other representative of the United States or an agency thereof, including, without limitation, the United States Department of Justice.
(3)The terms of this Stipulation, including this paragraph, and of the Consent Order are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of Wells Fargo Bank, N.A., Sioux Falls, South Dakota, have hereunto set their hands on behalf of the Bank.

    /s/        May 17, 2016
John G. Stumpf (Chair)    Date

    /s/        May 17, 2016
Lloyd H. Dean    Date

    /s/        May 17, 2016
Enrique Hernandez, Jr.    Date

    /s/        May 17, 2016
Cynthia H. Milligan    Date

    /s/        May 17, 2016
Federico F. Peña    Date

    /s/        May 17, 2016
James H. Quigley    Date

    /s/        May 17, 2016
Stephen W. Sanger    Date

Accepted by:

THE COMPTROLLER OF THE CURRENCY

        /s/            May 24, 2016      By:    Greg J. Coleman                Date
Deputy Comptroller Large Bank Supervision